Exhibit 99.1
News release via Canada NewsWire, Toronto 416-863-9350

     Attention Business Editors:
     Western Goldfields Announces First Quarter Production and Status of the
     New Gold Business Combination

     TORONTO, April 20 /CNW/ - Western Goldfields Inc. ("Western Goldfields"
or the "Company") (TSX:WGI, NYSE Amex:WGW) is pleased to announce its 2009 first quarter production for the Mesquite Mine and the status of the New Gold
Business Combination. All amounts are expressed in United States dollars unless otherwise indicated.

     <<
     -   Gold production for the first quarter of 33,660 ounces, within the
         2009 quarterly guidance range

     -   Cost of sales per ounce(1) for the quarter of $573, below 2009 quarterly guidance

     -   Cash at March 31, 2009 of $26.6 million, including $7.5 million of restricted cash, an increase of $7.8 million during the quarter

     -   Previously announced Business Combination with New Gold Inc. ("New
         Gold") continues to move forward with the Western Goldfields'
         shareholder vote on May 14, 2009
     >>

     The Company today announces its 2009 first quarter production was in line with guidance at lower cost of sales per ounce(1). Production for the first quarter of 33,660 ounces was within the range expected of 33,000 to 38,000.
During the quarter, the Mesquite Mine met its operational targets including:
total tons mined, ore tons placed, ore grade and strip ratio. Cost of sales per ounce(1) of $573 for the first quarter was below the guidance range for the first quarter of $595 to $605 per ounce. Lower costs were primarily driven by savings in the following areas: diesel, explosives, repairs and maintenance; these savings were partially offset by higher costs for cyanide and lime due to increased consumption. Consistent with prior guidance, gold production for the year is expected to be between 140,000 and 150,000 ounces.
     The Business Combination with New Gold announced on March 4, 2009 continues to move forward; materials for the Annual and Special Meeting of
Shareholders were mailed for the New Gold and Western Goldfields meetings on
May 13, 2009 and May 14, 2009, respectively.
     "The start to 2009 has been a very exciting one for Western Goldfields both operationally at Mesquite, as we see production increasing with costs coming down, and strategically with the announcement of our business combination with New Gold," said Randall Oliphant, Chairman. "As the Company merges with New Gold, we will continue to focus on delivering on our targets, with the aim of using the strength of our existing assets as a platform for future growth."

     <<
     First Quarter Production and Cost Results
     -----------------------------------------

     The Mesquite mine achieved the following during the first quarter compared to the first and fourth quarters of 2008:

     -------------------------------------------------------------------------
                                                    Q1 2009  Q4 2008  Q1 2008
     -------------------------------------------------------------------------
     Total tons mined (millions)                       14.8     14.1     12.3
     -------------------------------------------------------------------------
     Total ore tons mined (millions)                    2.9      2.7      1.3
     -------------------------------------------------------------------------
     Grade (ounces per ton)                           0.012    0.015    0.016
     -------------------------------------------------------------------------
     Gold production (ounces)                        33,660   28,378    9,146
     -------------------------------------------------------------------------
     Gold sales (ounces)                             32,715   30,625    9,960
     -------------------------------------------------------------------------
     Average realized gold price(2) ($/ounce)           867      799      929
     -------------------------------------------------------------------------
     Cost of sales per ounce(1) ($/ounce)               573      522      939
     -------------------------------------------------------------------------
     >>

     Since the Company brought the Mesquite mine back into production in
January 2008, the focus has been on continued operational improvements. The above results show the steady progression we have made operationally. With the benefit of more experienced drivers, better performing tires and increased efficiencies from the operations being focused in the Rainbow pit, Western
Goldfields' tons mined in the first quarter were the highest of any quarter since the restart. Based on these operational improvements combined with lower input costs, the Company expects to continue to generate significant cash flow.

     <<
     Liquidity and Capital Resources
     -------------------------------
     >>

     Western Goldfields had $26.6 million of cash, including $7.5 million of restricted cash, at March 31, 2009. This represents an increase of $7.8 million in the cash balance during the first quarter of 2009. The Company's debt remains at $68.6 million as the next scheduled debt repayment of $4.7 million will occur on June 30, 2009. The Company incurred $1.5 million in capital expenditures during the quarter primarily related to the purchase of a training simulator which is aimed at increasing driver efficiency and decreasing repair and maintenance costs going forward. Western Goldfields continues to expect minimal capital expenditures going forward.

     <<
     Business Combination with New Gold
     ----------------------------------

     Below is a summary schedule of the proposed Business Combination with New
Gold:

     -   May 13, 2009 - New Gold Annual and Special Meeting of Shareholders
     -   May 14, 2009 - Western Goldfields Annual and Special Meeting of
         Shareholders
     -   June 1, 2009 - Expected closing

     (1) Cost of sales per ounce is defined as cost of sales as per the
         Company's financial statements, plus realized losses from the settlement of fuel forward contracts, divided by the number of ounces sold.

         Cost of sales per ounce is a non-GAAP financial measure as it adds realized losses from settlement of fuel hedge contracts with cost of sales per the Company's financial statements. We record the realized and unrealized gains/losses from our fuel hedge contracts in other income. Consequently, we believe that including the realized gains/losses from settlement of fuel hedge contracts provides investors and analysts with a measure of our costs related to production that is more comparable to measures presented by other mining companies. Management also uses this measure internally to monitor, evaluate, and manage those factors that impact production costs on a monthly basis.

         The cost of sales per ounce statistic is intended to provide additional information, does not have any standardized meaning prescribed by U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP. This non-GAAP measure may not be comparable to similar measures presented by other issuers.

         This is the first quarter where this adjustment has been made as the
         Company only began hedging fuel at the beginning of fiscal 2009.

         We will include in our first quarter report a reconciliation of cost of sales per ounce to reported cost of sales as per the Company's
         U.S. GAAP financial statements.

     (2) Average realized gold price is a non-GAAP financial measure. It is calculated by dividing total revenue by ounces sold. We believe that including the average realized gold price provides investors and analysts with a measure of our revenue related to production that is more comparable to measures presented by other mining companies.
         Management also uses this measure internally to monitor, evaluate, and manage those factors that impact revenue on a monthly basis.

         The average realized gold price statistic is intended to provide additional information, does not have any standardized meaning prescribed by U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP. This non-GAAP measure may not be comparable to similar measures presented by other issuers.

         We will include in our first quarter report the details related to revenue and ounces sold per the Company's U.S. GAAP financial statements.

     Western Goldfields Inc.
     -----------------------
     >>

     Western Goldfields Inc. is a gold production and exploration company with a focus on precious metal mining opportunities in North America. The Mesquite
Mine, currently the Company's sole asset, was brought into production in
January 2008, and the Company's focus is now on achieving the anticipated rate of production and completing planned improvements to the property. The Company has 2.6 million ounces in Proven and Probable Reserves as outlined in more detail in its latest annual report on Form 10K filed on www.sedar.com. Western
Goldfields common shares trade on the Toronto Stock Exchange under the symbol
WGI, and on the NYSE Amex under the symbol WGW. For further details, please visit www.westerngoldfields.com.

     Mr. Wes Hanson, P.Geo., Vice President of Mine Development, Western
Goldfields Inc., is the qualified person under National Instrument 43-101 who supervised the preparation of the technical information contained in this news release. Mr. Hanson is an officer of the Company.

     <<
     Forward-Looking Information
     ---------------------------
     >>

     Certain statements contained in this news release and subsequent oral statements made by and on behalf of the Company may contain forward-looking information within the meaning of the United States Private Securities
Litigation Reform Act of 1995 and similar Canadian securities law. Such forward-looking statements are identified by words such as "intends",
"anticipates", "believes", "expects", "plans" and include, without limitation, statements regarding the Company's plan of business operations, production and cost estimates, receipt of working capital, anticipated revenues, timing of the recovery of gold and capital and operating expenditures. These forward-looking statements are based on the best estimates of management at the time such statements are made. Expected production results and cost of sales (including without limitation, statements made with respect to future production and costs contemplated by our mine plan) are based in part on current and historical production and cost data factoring certain assumptions with respect to future metal prices, costs and availability of supplies and labour and other parameters. There can be no assurance that such statements will prove to be accurate; actual results and future events could differ materially from such statements. Factors that could cause actual results to differ materially include, among others, variations in metal prices and/or cost of supplies, possible variations in ore grade or recovery rates, failure of plant, equipment or processes to operate as anticipated, accidents, labour disputes, as well as those set forth in the Company's Annual Report on Form
10-K for the year ended December 31, 2008 filed with the U.S. Securities and
Exchange Commission and with SEDAR, under the caption "Risk Factors" as well as other filings made by the Company with securities regulatory authorities.
Most of these factors are outside the control of the Company. Investors are cautioned not to put undue reliance on forward-looking statements. Except as otherwise required by applicable securities statutes or regulations, the
Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

     %CIK: 0001394186

     /For further information: please visit www.westerngoldfields.com, or contact: Raymond Threlkeld, Chief Executive Officer, (416) 324-6005,
rthrelkeld(at)westerngoldfields.com; Brian Penny, Chief Financial Officer, (416)
324-6002, bpenny(at)westerngoldfields.com; Hannes Portmann, Director, Corporate
Development and Investor Relations, (416) 324-6014,
hportmann(at)westerngoldfields.com/
     (WGI. WGW WGW)

CO:  Western Goldfields Inc.

CNW 17:16e 20-APR-09